Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Prudential Sector Funds, Inc.:

We consent to the use of our reports, dated January 16, 2018, with respect to the financial statements and financial highlights of Prudential Jennison Financial Services Fund, Prudential Jennison Health Sciences Fund, and Prudential Jennison Utility Fund, each a series of The Prudential Sector Funds, Inc., as of November 30, 2017, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

January 26, 2018